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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Hanmi Financial Corporation:

We consent to the inclusion in Form 8K/A of Hanmi Financial Corporation of our report dated February 20, 2004, with respect to the balance sheet of Pacific Union Bank as of December 31, 2003, and the related statements of operations, changes in shareholders' equity and comprehensive income, and cash flows for the years ended December 31, 2003 and 2001, which report appears in the December 31, 2003 annual report on Form 10-K of Pacific Union Bank.

KPMG LLP
Los Angeles, California

July 26, 2004